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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rock-Tenn Company for the registration of an indeterminate number of shares of preferred stock and Class A common stock and amount of debt securities as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $500,000,000 and to the incorporation by reference therein of our reports dated December 14, 2005, with respect to the consolidated financial statements and schedule of Rock-Tenn Company, Rock-Tenn Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rock-Tenn Company, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

                             /s/ Ernst & Young LLP

Atlanta, Georgia
May 3, 2006